Exhibit l.2

George R. Sutton

Sender’s direct 801-534-7217

Sender’s e-mail: gsutton@joneswaldo.com

April 15, 2016

Keefe, Bruyette & Woods, Inc.

As Representative of the several Underwriters

        named in Schedule I to the Underwriting

        Agreement

c/o Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue

Fifth Floor

New York, NY 10019

Ladies and Gentlemen,

We have acted as counsel to Medallion Financial Corporation, a Delaware Corporation (the “Company”) and Medallion Bank, a Utah industrial bank (the “Bank”) in connection with the registration statement on Form N-2, including the base prospectus dated February 23, 2016, the preliminary prospectus supplement dated April 11, 2016, and the final prospectus supplement dated April 12, 2016 (the “Prospectus”) relating to the proposed public securities offering by the Company described in the Prospectus (the “Securities Offering”), and the Underwriting Agreement (the “Agreement”) dated as of April 12, 2016 by and between the Company as seller of certain securities (the “Securities”) and Keefe, Bruyette & Woods, Inc. as representative of the underwriters named in Schedule I of the Agreement.

This opinion is given at the request of the Company pursuant to the Agreement.

This opinion is given only with respect to the internal laws of the State of Utah and applicable federal laws.

In rendering this opinion we have examined the following documents:

1. The Agreement.

2. The Prospectus.

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April 15, 2016

3. Certified copies of the Articles of Incorporation of the Bank, including all amendments thereto.

4. A Certificate of Existence issued by the Utah Department of Commerce dated as of April 14, 2016 regarding the incorporation and good standing of the Bank under the laws of the State of Utah (the “Certificate of Existence”) on that date.

5. A Certificate of Good Standing issued by the Utah Department of Financial Institutions dated as of April 14, 2016 regarding the Bank’s good standing as a chartered industrial bank in the State of Utah (the “Good Standing Certificate”) as of that date.

6. A Secretary’s Certificate dated April 14, 2016 issued to the undersigned by the Secretary of the Bank (the “Secretary’s Certificate”).

With your permission, as to various questions of fact material to our opinion we have relied upon certificates, representations and warranties of public officials and officers and representatives of the Bank, including the Secretary’s Certificate, and have not independently established the facts in those certificates, representations and warranties upon which we rely in rendering this opinion.

In rendering the opinions expressed below, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, the legal capacity of all natural persons and the veracity of all information provided to us.

As to questions of fact material to the opinions hereinafter expressed, we have relied without independent investigation upon the representations and warranties of the Bank. We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other factual information set forth in the Prospectus, any related prospectus, the Agreement, or with respect to any other financial, statistical, accounting or other factual matters and, accordingly, express no opinion with respect thereto. However, we do advise that we have no actual knowledge that such factual information is inaccurate in any material respect.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that, under applicable Utah and federal law in effect on the date of this opinion letter:

1. Medallion Bank has been duly formed, validly exists in good standing under the laws of the jurisdiction of its formation and is validly chartered as an

Keefe, Bruyette & Woods, Inc.

April 15, 2016

industrial bank. Medallion Bank has the power and authority to own its property and to conduct its business as described in the Agreement and to our knowledge is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

2. To our knowledge, Medallion Bank is in compliance with all applicable laws administered by, and all rules and regulations of, the Federal Deposit Insurance Corporation (the “FDIC”), the Utah Department of Financial Institutions (the “UDFI”), and any other federal or state bank regulatory authorities with jurisdiction over the Bank or its subsidiaries (collectively, the “Bank Regulatory Authorities”), except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Bank and its subsidiaries, taken as a whole.

3. The deposit accounts of Medallion Bank are insured up to applicable limits by the FDIC and no proceedings for the termination or revocation of such insurance are pending or, to our knowledge, threatened.

4. Except as disclosed in the Prospectus, Medallion Bank, to our knowledge, is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, a Bank Regulatory Authority, nor to our knowledge has the Bank’s board of directors adopted any resolutions at the request of any Bank Regulatory Authority that currently restricts the conduct of the Bank’s business, or relates to its capital adequacy, its credit policies or its management, in each case that is applicable to Medallion Bank specifically rather than to banks and bank holding companies generally.

The opinions expressed above are based upon and subject to the further comments, assumptions, limitations, qualifications and exceptions set forth below:

A. We are a Utah based law firm and do not express any opinion as to any laws other than the laws of the State of the State of Utah and applicable federal laws typically applicable to transactions of the type contemplated by the Prospectus and the Agreement, and the present judicial interpretations thereof.

B. When used herein, the phrase “to our knowledge” means that, in the course of our representation of the Bank and the Company, and during our examination of any documents and certificates, no information that would give us current and actual knowledge of the inaccuracy of such statement has come to the

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April 15, 2016

attention of those attorneys in our firm who have actively represented the Bank or the Company, and does not refer to the knowledge, direct, indirect or imputed, of any other lawyers of this firm or of the firm generally.

C. With respect to licensing requirements described in paragraph 1 above, and compliance with laws and regulations described in paragraph 2 above, our opinion, with your permission, is based solely on representations in an officer’s certificate provided to us by an officer of Medallion Bank and we have not conducted our own review or examination of the Bank’s operations to determine that the Bank fully complies with all such requirements. Additionally, opinions of regulatory and other government authorities are solely within their discretion and no assurance is or can be given that all such authorities will find the Bank in full compliance with all laws, rules, regulations and licensing requirements in future examinations.

D. The opinions expressed herein are given as of the date of this letter and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter occur or become effective.

This opinion letter is rendered for the sole benefit of each addressee hereof and no other person or entity is entitled to rely hereon without our express written permission.

Very truly yours,

/s/ JONES WALDO HOLBROOK & McDONOUGH, P.C.